UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940



1.      Name and Address of Reporting Person*
               Erik V. Lundberg
               c/o eNote.com Inc.
               185 Allen Brook Lane
               Williston, VT  05495

2.      Date of Event Requiring Statement (Month/Day/Year)
               6/23/00


3.      I.R.S. Identification Number of Reporting Person, if an entity
        (Voluntary)


4.      Issuer Name and Ticker or Trading Symbol
               eNote.com Inc. - ENOT

5. Relationship of Reporting Person(s) to Issuer (Check all applicable) ( ) Director
        (  ) 10% Owner
        (x)  Officer (give title below)
        (  ) Other (specify below)
               Vice President of Information Services

6.       If Amendment, Date of Original (Month/Day/Year)


7.       Individual or Joint/Group Filing (Check Applicable Line)
        (x)  Form filed by One Reporting Person
        (  ) Form filed by More than One Reporting Person



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


FORM 3 (continued)

Table I - Non-Derivative Securities Beneficially Owned
 ------------------------------ ---------------------- ------------------- ------------------------------------------
 1.  Title of Security          5. Amount of           6. Ownership Form:  7. Nature of  Indirect Beneficial
     (Instr. 4)                    Securities             Direct (D) or       Ownership
                                   Beneficially           Indirect (I)        (Instr. 5)
                                   Owned                  (Instr. 5)
                                   (Instr. 4)
 ------------------------------ ---------------------- ------------------- ------------------------------------------
 ------------------------------ ---------------------- ------------------- ------------------------------------------

 ------------------------------ ---------------------- ------------------- ------------------------------------------
 ------------------------------ ---------------------- ------------------- ------------------------------------------
 No Securities Owned
 ------------------------------ ---------------------- ------------------- ------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).


Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
---------------------------------- ----------------- --------------------- ------------- ------------ ---------------
1. Title of Derivative Security    2. Date           3. Title and Amount   4. Conversion  5. Ownership      6. Nature of
     (Instr. 4)                    Exercisable       of                       or             Form              Indirect
                                   and               Securities               Exercise       of                Beneficial
                                   Expiration        Underlying               Price          Derivative        Ownership
                                   Date              Derivative               of             Security:         (Instr.5)
                                   (Month/Day/       Security                 Derivative     Direct (D)
                                   Year)             (Instr. 4)               Security       or
                                                                                             Indirect (I)
                                                                                             (Instr. 5)
---------------------------------- ----------------- --------------------- --------------    ------------ ---------------
---------------------------------- --------- ------- ----------- --------- -------------     ------------ ---------------
                                   Date      Expira-             Amount
                                   Exer-     tion                or
                                   cisable   Date    Title       Number
                                                                 of
                                                                 Shares
---------------------------------- --------- ------- ----------- --------- -------------    ------------ ---------------
---------------------------------- --------- ------- ----------- --------- -------------    ------------ ---------------
Option to buy Common Stock         5/22/00   5/22/10 Common Stock  25,000     $ 0.66          D
                                                     par value
                                                     $.01/share
---------------------------------- --------- ------- ----------- --------- -------------    ------------ ---------------

Explanation of Responses:

***Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.A. 1001 and 15 U.S.C. 78ff(a).



                              /s/ Erik V. Lundberg
                             ----------------------
                                Erik V. Lundberg


                                   8/11/00
                            -----------------------
                                    DATE


Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See instruction 6 for procedure

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
Valid OMB Number.


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